Exhibit 99.1

FOR IMMEDIATE RELEASE
August 15, 2012

NORFOLK SOUTHERN ANNOUNCES PRICING OF PREVIOUSLY ANNOUNCED EXCHANGE OFFERS AND INTEREST RATE FOR NEW NOTES

NORFOLK, VA. — Norfolk Southern Corporation (the "Company") today announced the pricing of its offers (the "Exchange Offers") to certain eligible holders to exchange outstanding debt securities listed in the table below (together, the "Existing Notes") for cash and up to $600,000,000 aggregate principal amount (the "Overall Issue Amount") of the Company's new Notes due 2023 (the "New Notes"), the complete terms and conditions of which are set forth in a confidential Offering Memorandum, dated August 2, 2012 (the "Offering Memorandum"), and the related Letter of Transmittal. The Company also announced that it will pay interest on the New Notes at a rate per annum equal to 2.903%, as calculated in accordance with the Offering Memorandum.

Existing Notes validly tendered and accepted by the Company at or prior to 5:00 p.m., New York City time, on August 15, 2012 (the "Early Exchange Date"), are expected to settle on August 20, 2012 (the "Early Settlement Date"), unless extended by the Company. Confirmation of the Early Settlement Date will be set forth in a subsequent press release.

The table below indicates, among other things, the Total Exchange Consideration for each $1,000 principal amount of Existing Notes tendered and accepted as of the Early Exchange Date pursuant to the Exchange Offers (as determined in accordance with the Offering Memorandum):

							Composition of Total Exchange Consideration (1)
Cusip Numbers	Title of Security	Reference U.S. Treasury	Fixed Spread (Basis points)	Yield Used to Price Existing Notes (2)	Early Exchange Premium (1)	Total Exchange Consideration (1)(2)(3)	Principal amount of New Notes (3)	Cash (3)

655844AF5	7.050% Notes due 2037	3.000% due May 15, 2042	+120	4.078%	$30.00	$1,459.80	$1,313.82	$145.98
655844AQ1	7.250% Notes due 2031	3.000% due May 15, 2042	+80	3.678%	$30.00	$1,476.07	$1,284.18	$191.89
655844AJ7	7.800% Notes due 2027	3.000% due May 15, 2042	+60	3.478%	$30.00	$1,494.96	$1,210.92	$284.04
655844AX6	5.640% Notes due 2029	3.000% due May 15, 2042	+70	3.578%	$30.00	$1,257.97	$968.64	$289.33
655844AW8	5.590% Notes due 2025	1.750% due May 15, 2022	+130	3.053%	$30.00	$1,266.09	$1,101.50	$164.59
655844AA6	9.000% Notes due 2021	1.750% due May 15, 2022	+85	2.603%	$30.00	$1,486.52	$995.97	$490.55
________________________________
(1)	Per $1,000 principal amount of Existing Notes.

(2)	The yield of the 3.000% United States Treasury due May 15, 2042 as of the pricing date was 2.878% and the yield of the 1.750% United States Treasury due May 15, 2022 as of the pricing date was 1.753%.

(3)	Does not reflect any accrued and unpaid interest. The Company will pay accrued and unpaid interest on the Existing Notes up to, but not including, the Early Settlement Date.

The Exchange Offers are scheduled to expire at 11:59 p.m., New York City time, on August 29, 2012 (the "Expiration Date"), unless extended or earlier terminated. Holders of Existing Notes who tender their Existing Notes for New Notes and cash after the Early Exchange Date but prior to the Expiration Date will be eligible to receive the total exchange consideration minus the early exchange premium of $30 per $1,000 principal amount of Existing Notes tendered and accepted for exchange. In such case, the early exchange premium will be deducted from the cash portion of the total exchange consideration. The aggregate principal amount of Existing Notes accepted for exchange on the Early Settlement Date will reduce the amount of Existing Notes that may be accepted for exchange on any subsequent settlement date, as more fully set forth in the Offering Memorandum.

After 5:00 p.m., New York City time, on August 15, 2012, tenders of Existing Notes in the Exchange Offers may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law. Consummation of the Exchange Offers is subject to a number of conditions as set forth in the Offering Memorandum, including the absence of certain adverse legal and market developments.

If and when issued, the New Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

This news release does not constitute an offer or a solicitation by the Company to participate in the Exchange Offers in any jurisdiction in which it is unlawful to make such an offer or solicitation.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

Forward-Looking Statements

This release contains forward-looking statements about Norfolk Southern Corporation, including those related to the offering of New Notes and whether or not Norfolk Southern will consummate the offering.  Forward-looking statements reflect management's good-faith evaluation of information currently available.  However, such statements are dependent on and, therefore, can be influenced by a number of external variables over which management has little or no control, including: transportation of hazardous materials as a common carrier by rail; acts of terrorism or war; general economic conditions; competition and consolidation within the transportation industry; the operations of carriers with which Norfolk Southern interchanges; disruptions to Norfolk Southern's technology infrastructure, including computer systems; labor difficulties, including strikes and work stoppages; commercial, operating, environmental, and climate change legislative and regulatory developments; results of litigation; natural events such as severe weather, hurricanes, and floods; unavailability of qualified personnel due to unpredictability of demand for rail services; fluctuation in supplies and prices of key materials, in particular diesel fuel; and changes in securities and capital markets. Information concerning potential factors that could affect Norfolk Southern's financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2011 and its other periodic reports filed with the Securities and Exchange Commission.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  Norfolk Southern undertakes no obligation to update or revise forward-looking statements.

Norfolk Southern contacts:
(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)